EXHIBIT 21.1

                              JUNIPER GROUP, INC.

                                  SUBSIDIARIES


All of the Company's subsidiaries are wholly-owned.

Juniper Group, Inc. Subsidiaries                                Incorporated In
Juniper Entertainment, Inc. ..................................   New York
Juniper Medical Systems, Inc. ................................   New York

Juniper Entertainment, Inc. Subsidiary                          Incorporated In
Juniper Pictures, Inc. .......................................   New York

Juniper Medical Systems, Inc. Subsidiaries                      Incorporated In
PartnerCare, Inc. ............................................   New York
Juniper Healthcare Containment Systems, Inc. .................   New York
PartnerCare Funding, Inc. ....................................   New York
PartnerCare Select, Inc. .....................................   New York